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Exhibit 5

December 13, 2002

The Board of Directors
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois

Kraft Foods Inc.
Registration of 1,603,000 Shares of Class A Common Stock of Kraft Foods Inc.
pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Kraft Foods Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to 1,603,000 shares of the Company's Class A common stock (the "Shares"), to be offered by Philip Morris Companies Inc. as described in the Registration Statement.

        In rendering this opinion, we have relied upon, among other things, our examination of the Registration Statement and all exhibits thereto and such records of the Company and its subsidiaries and certificates of its officers and of public officials as we have deemed necessary.

        Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

        1.    the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

        2.    the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                      Very truly yours,

                      /s/ Hunton & Williams

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  Exhibit 5
Kraft Foods Inc. Registration of 1,603,000 Shares of Class A Common Stock of Kraft Foods Inc. pursuant to a Registration Statement on Form S-3